Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on January 30, 2014
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2013 Earnings

Branchville, NJ – January 30, 2014 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter and year ended December 31, 2013. For the quarter, net income per diluted share was $0.44, compared to $0.02 in 2012, and operating income1 per diluted share was $0.45, compared to a loss of $0.04 in 2012.

“The fourth quarter was a solid end to a very strong year,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “We met or exceeded our primary operational and financial targets for the year including our overall GAAP combined ratio, which was a profitable 97.8%; net premiums written grew 9% to $1,810.2 million; net investment income, after tax, increased 1% to $101 million; and operating income1 per diluted share increased 184% to $1.65.

“All of our operations made great progress towards our 2014 goals. For the year, standard lines renewal pure price increased 7.6% and excess and surplus lines were up 6.5%,” said Murphy.

“We achieved standard commercial lines renewal pure price increases of 7.5%, marking our 19th consecutive quarter of increases,” said Murphy. “With the current low investment yields, less favorable industry reserve development and expectations for a return to higher catastrophe losses, we see no compelling scenario to justify a softening of commercial lines rates, which many in the industry are predicting. To achieve a 12% return on equity, the industry must get to a statutory combined ratio of approximately 90%.

“Our standard commercial lines net premiums written were up 10% in the quarter, driven by continued price increases and strong retention of 82%,” continued Murphy. “The statutory combined ratio was 100.2% due to reduced property losses, down from 110.7% in the same period last year which included the impacts of Hurricane Sandy.

“Standard personal lines statutory net premiums written grew 4% in the quarter and the combined ratio was 94.9%. Renewal pure price increased 7.2% and retention remained very strong at 85%,” said Murphy. “We continue to drive profitability in the homeowners’ line by increasing rate across the book and cost sharing through increased deductibles.

“In the quarter, our excess and surplus lines net premiums written grew 20% from a year ago. We increased renewal rate 7.5% and continue to see business migrate back to this market from standard lines. The statutory combined ratio was 105.6%, down from 114.8% a year ago, due to a decrease in property losses and significant underwriting actions to improve profitability,” concluded Murphy.

Highlights for Fourth Quarter 2013 Compared to Fourth Quarter 2012:

-	Net income was $25.3 million, or $0.44 per diluted share, compared to $1.3 million, or $0.02 per diluted share;
-	Operating income1 was $26.1 million, or $0.45 per diluted share, compared to an operating loss of $2.3 million, or $0.04 per diluted share;
-	Combined ratio: GAAP: 97.3% compared to 109.0%; Statutory: 99.6% compared to 110.4%;
-	Total net premiums written (NPW) were $405.1 million compared to $370.6 million:
o	Standard Commercial Lines NPW were $300.5 million compared to $273.2 million;
o	Standard Personal Lines NPW were $69.6 million compared to $68.1 million;
o	Excess and Surplus Lines NPW were $35.0 million compared to $29.4 million;
-	Catastrophe losses, pre-tax, were $14.3 million, compared to $51.9 million, or 3.2 points on the combined ratio compared to 12.8 points;
-	Hurricane Sandy resulted in the following in the fourth quarter of 2012:
o	Reinstatement premium of $8.6 million;
o	Gross pre-tax catastrophe losses of $136 million;
o	After-tax catastrophe losses of $30.3 million, net of reinsurance;
o	Flood net income of $10.1 million, after tax; and
o	The net statutory combined ratio impact of Hurricane Sandy was 9.8 points.
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $7.5 million compared to $2 million;
-	Net investment income, after tax, was $26.4 million compared to $26.3 million; and
-	Total revenue was $488.0 million compared to $449.0 million.

Highlights for Year-Ended December 31, 2013 Compared to Year-Ended 2012:

-	Net income was $106.4 million, or $1.87 per diluted share, compared to $38.0 million, or $0.68 per diluted share;
-	Operating income1 was $93.9 million, or $1.65 per diluted share, compared to operating income of $32.1 million, or $0.58 per diluted share;
-	Combined ratio: GAAP: 97.8% compared to 104.0%; Statutory: 97.5% compared to 103.5%;
-	Total NPW were $1,810.2 million compared to $1,666.9 million:
o	Standard Commercial Lines NPW were $1,380.7 million compared to $1,263.7 million;

o	Standard Personal Lines NPW were $297.8 million compared to $289.9 million;
o	Excess and Surplus Lines NPW were $131.7 million compared to $113.3 million;
-	Catastrophe losses, pre-tax, were $47.4 million, compared to $98.6 million, or 2.7 points on the combined ratio compared to 6.2 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $14.5 million compared to $17 million;
-	Net investment income, after tax, was $101.4 million compared to $100.3 million;
-	Net realized gains, after tax, were $13.5 million, compared to $5.8 million;
-	The statutory combined ratio included a $5.8 million charge, or 0.3 points, related to the first quarter 2013 amendments to the company’s pension plan to curtail benefits effective March 31, 2016; and
-	Total revenue was $1,903.7 million compared to $1,734.1 million.

Balance Sheet and Guidance
At December 31, 2013, Selective’s assets were $6.3 billion and the investment portfolio was $4.6 billion. Statutory surplus was $1.3 billion, up 20%, compared to December 31, 2012. Stockholders’ equity was $1.2 billion. Book value per share was $20.63, up slightly from $19.77 at year end 2012. This increase reflects $1.90 in net income coupled with a $0.74 benefit related to the pension revaluation and curtailment, partially offset by $1.27 in unrealized investment losses on our investment portfolio and $0.52 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable March 3, 2014 to stockholders of record as of February 14, 2014.

In 2014, Selective expects to generate:
•	A full year ex-catastrophe statutory combined ratio of 92%, which includes;
o	No prior year casualty reserve development;
o	Four points of catastrophe losses;
•	After tax investment income of approximately $100 million; and
•	Weighted average shares of 57.4 million.

In addition, as a result of severe weather conditions, Selective’s preliminary estimate for January catastrophe losses is $28-32 million. The losses were primarily from extreme cold caused by the polar vortex that impacted our entire 22-state footprint.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on January 31, 2014 at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 3, 2014.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended December 31:	2013	2012
Net premiums written	$405,110	370,630
Net premiums earned	451,312	406,853
Net investment income earned	35,313	34,593
Net realized (losses) gains	(1,208)	5,540
Total revenues	488,034	448,975

Operating income (loss)	26,120	(2,293)
Capital (losses) gains, net of tax	(785)	3,601
Net income	$25,335	1,308

Statutory combined ratio	99.6%	110.4%
Statutory combined ratio excluding catastrophe losses	96.4%	97.6%
GAAP combined ratio	97.3%	109.0%

Operating income (loss) per diluted share	$0.45	(0.04)
Net income per diluted share	0.44	0.02
Weighted average diluted shares	57,065	56,128
Book value per share	$20.63	19.77

12 months ended December 31:	2013	2012
Net premiums written	$1,810,159	1,666,883
Net premiums earned	1,736,072	1,584,119
Net investment income earned	134,643	131,877
Net realized gains	20,732	8,988
Total revenues	1,903,741	1,734,102

Operating income	93,939	32,121
Capital gains, net of tax	13,476	5,842
Loss on discontinued operations	(997)	-
Net income	$106,418	37,963

Statutory combined ratio	97.5%	103.5%
Statutory combined ratio excluding catastrophe losses	94.8%	97.3%
GAAP combined ratio	97.8%	104.0%

Operating income per diluted share	$1.65	0.58
Net income per diluted share	1.87	0.68
Weighted average diluted shares	56,810	55,933
Book value per share	$20.63	19.77

*All amounts included in this release exclude intercompany transactions.